SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



         Date of Report: (Date of earliest event reported) July 23, 2002



                              CORNING INCORPORATED
             (Exact name of registrant as specified in its charter)



New York                              1-3247               16-0393470
(State or other jurisdiction          (Commission          (I.R.S. Employer
of incorporation)                     File Number)         Identification No.)



One Riverfront Plaza, Corning, New York                    14831
(Address of principal executive offices)                   (Zip Code)


(607) 974-9000
(Registrant's telephone number, including area code)



N/A
(Former name or former address, if changed since last report)

Item 5.   Other Events and Regulation FD Disclosure.


Item 7.   Financial Statements and Exhibits.


Exhibits:

The Registrant's press release of July 23, 2002.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                               CORNING INCORPORATED
                               Registrant



Date: July 23, 2002            By    /s/  KATHERINE A. ASBECK
                                          Katherine A. Asbeck
                                          Senior Vice President and Controller

FOR RELEASE:  July 23, 2002


Corning Contacts:
Media Relations                                  Investor Relations
Daniel F. Collins                                Katherine M. Dietz
(607) 974-4197                                   (607) 974-8217
collinsdf@corning.com                            dietzkm@corning.com



                    Corning Announces Second-Quarter Results

                     Company outlines restructuring programs
                            Details debt repurchases


CORNING, N.Y. -- Corning Incorporated (NYSE: GLW) today announced that its second-quarter sales were $896 million and that it incurred a net loss of $370 million, or $0.39 per share. The loss included restructuring and impairment charges of $494 million ($342 million after-tax), or $0.36 per share, and a gain resulting from debt repurchases of $68 million ($42 million after-tax), or $0.04 per share.

"Second-quarter revenues were in line with our expectations," said James R. Houghton, chairman and chief executive officer. He said that while sales in the telecommunications sector continue to be severely depressed, most of Corning's businesses outside of telecommunications, such as the liquid crystal display business, are profitable and experiencing solid growth. Houghton said, "Excluding special items, our net loss was somewhat better than expected."

Second-Quarter Operating Results
Second-quarter sales of $896 million were essentially even with first-quarter sales of $898 million. Sales reflect increases in the advanced materials and information display segments, offset by a 6% decline in the telecommunications segment. This sequential decline in telecommunications was primarily due to flat shipments and price declines of 10% to 15% in the optical fiber and cable business. The company said that fiber volume did not improve as expected due to lower-than-anticipated demand from North American incumbent carriers and cable television operators.



                                     (more)

Corning Announces Second-Quarter Results
Page Two


The increasing popularity of flat-panel desktop monitors, notebook computers, portable electronic devices and projection televisions drove a 9% sequential sales improvement in Corning's information display segment. Sales in the advanced materials segment grew 4% primarily due to gains in the Environmental Technologies business.

"We continue to be encouraged with the quarter-to-quarter growth in our information display segment and environmental technologies business," James B. Flaws, vice chairman and chief financial officer, said, "However, there is no question that the market turmoil caused by several customer bankruptcies and ongoing accounting controversies negatively impacted capital expenditures among our telecommunications customers in North America."

Corning reported that it had $1.3 billion in cash and short-term investments at the end of the second quarter, down from $1.8 billion at the end of the first quarter. The decline in cash and short-term investments was due primarily to approximately $480 million of debt and commercial paper repayments. Flaws said, "We are pleased with the significant improvement in operating cash flow compared to the first quarter. Our efforts to control our cash burn rate are paying off."

In the second quarter of 2001, Corning reported sales of $1.9 billion and a loss of $4.8 billion or $5.13 per share. The loss included a $4.8 billion goodwill impairment charge. The year-to-year sales decline reflects the significant falloff in the fiber and cable business which began in the third quarter of last year.

Restructuring and Impairment Charges
In this year's second quarter, Corning recorded restructuring and impairment charges totaling $494 million ($342 million after-tax), or $0.36 per share. In April the company said that it expected to take total restructuring and impairment charges in the range of $600 million pretax spread over the second and third quarters of 2002. The second quarter pretax charges include:

..    $418 million  ($281  million  after-tax) of  restructuring  and  impairment charges related to workforce reductions and facility closures.
..    $60 million ($37 million  after-tax)  impairment of cost investments in the telecommunications segment.
..    $16  million  ($10  million  after-tax)  loss  on  the  divestiture  of the appliance controls business.
..    $14 million  after-tax  charge to impair an  international  cabling  equity investment which is included in equity earnings.



                                     (more)

Corning Announces Second-Quarter Results
Page Three


Corning expects third-quarter pretax restructuring charges to be in the range of $125 million to $150 million based on actions already underway. Approximately one-third of the charges for the second and third quarters will be cash.

As part of the company's restructuring and cost reduction efforts, Corning has planned workforce reductions of approximately 4,400 employees including 2,700 salaried positions. Additionally, the company has announced that it will close several manufacturing and research facilities as it consolidates and reduces cost in its global telecommunications businesses as well as in its corporate research and administrative staff organizations.

In addition to the restructuring actions, Corning has implemented significant cost reduction programs across its existing businesses and staff functions. The company expects to realize annualized savings of approximately $265 million from both the restructuring and cost reduction programs by the beginning of 2003. Cost savings in the second half of 2002 should be approximately $55 million as these programs are implemented.

"Corning is reviewing a number of other actions to further reduce both the cost structure and capital requirements of the businesses going forward," Flaws said. "This could include the potential sale or discontinuation of some non-core businesses. Additional consolidation of manufacturing capacity within our telecommunications segment is also possible." He said the exact timing or outcome of these reviews has not yet been determined but could result in additional charges this year.

Gain on Debt Repurchase
Also in the second quarter, Corning recorded a gain of $68 million ($42 million after-tax), or $0.04 per share, due to the repurchase of $220 million in accreted value of its zero coupon convertible debentures due 2015 for $148 million in cash in a series of open market transactions. Corning said that it may, from time to time, repurchase certain additional Corning debt securities in open market or privately negotiated transactions.










                                     (more)

Corning Announces Second-Quarter Results
Page Four


Third-Quarter Outlook
Corning said it anticipates that third-quarter sales will be in the range of $825 million to $875 million and its net loss will be in the range of $0.07 to $0.10 per share, excluding previously announced restructuring and impairment charges. The primary driver of the range will be fiber and cable volume which is expected to be flat to down 15%. Corning said continued price pressure will also impact revenues. Sales in the rest of the telecommunications businesses are also expected to remain at depressed levels. The company said it expects revenues from its advanced materials and information display segments to remain strong in the third quarter led by its liquid crystal display business, which continues to operate at full capacity. Third-quarter results are expected to reflect the positive impact of cost reduction programs; however implementation costs and continued weakening of the fiber and cable business could largely offset these gains.

Houghton said, "We are disappointed that the issues affecting the telecommunications industry are resulting in reduced confidence and a new round of carrier capital spending reductions. If this trend continues, we will take out more cost. Our commitment to achieving profitability in 2003 is unwavering. While we find the difficulties facing the telecommunications industry to be significant, we are fortunate to have growth opportunities in our information display and advanced materials segments. We plan on extending our market-leading positions in these segments and we are prepared to take advantage of our optical communications market leadership when increased capital spending returns to the telecom space."

About Corning Incorporated
Established in 1851, Corning Incorporated (www.corning.com) creates leading-edge technologies for the fastest-growing markets of the world's economy. Corning manufactures optical fiber, cable and photonic products for the telecommunications industry; and high-performance displays and components for television, information technology and other communications-related industries. The company also uses advanced materials to manufacture products for scientific, semiconductor and environmental markets. Corning revenues for 2001 were $6.3 billion.



                                       ###

Corning Announces Second-Quarter Results
Page Five


Conference Call Information
The company will host a conference call at 8:30 a.m. EST on Wednesday, July 24, 2002. To access the call, dial (630) 395-0020. The password is Corning. The leader is Dietz. A replay of the call will begin at approximately 10:30 a.m. EST and will run through 5 p.m. EST on Tuesday, August 6, 2002. To access the replay, dial (402) 220-3559; a password is not required. A live audio webcast will be available at www.corning.com/investor_relations/ and will remain there for 14 days following the call.

Forward-Looking and Cautionary Statements
This press release contains forward-looking statements that involve a variety of business risks and other uncertainties that could cause actual results to differ materially. These risks and uncertainties include the possibility of changes or fluctuations in global economic conditions; currency exchange rates; product demand and industry capacity; competitive products and pricing; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; capital spending by larger customers in the telecommunications industry and other business segments; the mix of sales between premium and non-premium products; possible disruption in commercial activities due to terrorist activity and armed conflict; ability to obtain financing and capital on commercially reasonable terms; acquisition and divestiture activities; the level of excess or obsolete inventory; the ability to enforce patents; product and components performance issues; and litigation. These and other risk factors are identified in Corning's filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.


                                           CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                                 CONSOLIDATED STATEMENTS OF INCOME
                                         (Unaudited; in millions, except per share amounts)


                                                      For the three months ended           For the six months ended
                                                               June 30,                            June 30,
                                                      --------------------------          -------------------------
                                                          2002           2001                2002           2001
                                                       ---------       ---------          ---------       ---------

Net sales                                              $     896       $   1,868          $   1,794       $   3,789
Cost of sales                                                682           1,339              1,376           2,444
                                                       ---------       ---------          ---------       ---------

Gross margin                                                 214             529                418           1,345

Operating expenses
    Selling, general and administrative expenses             190             262                380             532
    Research, development and engineering
      expenses                                               132             171                260             331
    Amortization of purchased intangibles                     11              10                 22              23
    Amortization of goodwill                                                 150                                293
    Restructuring, impairment and other charges              494           4,772                494           4,772
                                                       ---------       ---------          ---------       ---------

Operating loss                                              (613)         (4,836)              (738)         (4,606)

Interest income                                               10              11                 24              35
Interest expense                                             (44)            (34)               (92)            (68)
Gain on repurchases of debt                                   68                                 68
Other expense, net                                                           (12)                (9)            (21)
                                                       ---------       ---------          ---------       ---------

Loss before income taxes                                    (579)         (4,871)              (747)         (4,660)
(Benefit) provision for income taxes                        (178)            (77)              (220)             31
                                                       ---------       ---------          ---------       ---------

Loss before minority interest and
  equity earnings                                           (401)         (4,794)              (527)         (4,691)
Minority interest in losses (earnings) of subsidiaries         6              (7)                12             (12)
Equity in earnings of associated companies                    25              46                 55              80
                                                       ---------       ---------          ---------       ---------

Net loss                                               $    (370)      $  (4,755)         $    (460)      $  (4,623)
                                                       =========       =========          =========       =========

Basic and diluted loss per share                       $   (0.39)      $   (5.13)         $   (0.49)      $   (5.01)
                                                       =========       =========          =========       =========

Net loss adjusted for the impact of
  SFAS No. 142 in 2001                                 $    (370)      $  (4,652)         $    (460)      $  (4,384)
                                                       =========       =========          =========       =========
Basic and diluted loss per share
  adjusted for the impact of SFAS No. 142 in 2001      $   (0.39)      $   (5.02)         $   (0.49)      $   (4.75)
                                                       =========       =========          =========       =========
Dividends declared per common share                    $               $    0.06          $               $    0.12
                                                       =========       =========          =========       =========

Shares used in computing per share amounts for
  basic and diluted loss per share                           948             926                947             923
                                                       =========       =========          =========       =========

The accompanying notes are an integral part of these statements.


                                            CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                                     CONSOLIDATED BALANCE SHEETS
                                               (In millions, except per share amounts)

                                                                         Unaudited       December 31,       Unaudited
                                                                       June 30, 2002         2001         June 30, 2001
                                                                       -------------    -------------     -------------
ASSETS
Current assets:
   Cash and cash equivalents                                             $     940        $   1,037         $     614
   Short-term investments, at fair value                                       383            1,182               697
                                                                         ---------        ---------         ---------
     Total cash and short-term investments                                   1,323            2,219             1,311
   Trade accounts receivable, net of doubtful accounts
     and allowances - $63, $60 and $42                                         605              593             1,246
   Inventories                                                                 671              725               977
   Deferred income taxes                                                       400              347               308
   Other current assets                                                        333              223               236
                                                                         ---------        ---------         ---------

       Total current assets                                                  3,332            4,107             4,078

Investments:
   Associated companies, at equity                                             666              636               537
   Others, at cost or fair value                                                74              142               190
                                                                         ---------        ---------         ---------
     Total investments                                                         740              778               727
Property, plant and equipment, at cost, net of accumulated
  depreciation - $3,302, $3,101 and $2,921                                   4,757            5,097             5,301
Goodwill, net of accumulated amortization - $661, $661 and $583              2,000            1,937             1,874
Other intangible assets, net of accumulated amortization
  - $109, $90 and $75                                                          390              352               409
Other assets                                                                   667              522               262
                                                                         ---------        ---------         ---------

Total Assets                                                             $  11,886        $  12,793         $  12,651
                                                                         =========        =========         =========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Loans payable                                                         $      57        $     477         $     473
   Accounts payable                                                            310              441               512
   Other accrued liabilities                                                 1,052            1,076               910
                                                                         ---------        ---------         ---------

       Total current liabilities                                             1,419            1,994             1,895

Long-term debt                                                               4,285            4,461             3,855
Postretirement benefits other than pensions                                    614              608               600
Other liabilities                                                              379              190               212
Commitments and contingencies
Minority interest in subsidiary companies                                      107              119               144
Convertible preferred stock                                                      7                7                 8
Common shareholders' equity:
   Common stock, including excess over par value and other capital -
     Par value $0.50 per share; Shares authorized: 3.8 billion;
     Shares issued: 1.0 billion                                             10,028           10,044             9,774
   Accumulated deficit                                                      (4,070)          (3,610)           (2,734)
   Cost of 74 million, 79 million and 77 million
     shares of common stock in treasury                                       (775)            (827)             (804)
   Accumulated other comprehensive loss                                       (108)            (193)             (299)
                                                                         ---------        ---------         ---------
       Total common shareholders' equity                                     5,075            5,414             5,937
                                                                         ---------        ---------         ---------

Total Liabilities and Shareholders' Equity                               $  11,886        $  12,793         $  12,651
                                                                         =========        =========         =========

The accompanying notes are an integral part of these statements.


                                           CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                               CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                      (Unaudited; in millions)

                                                                                 For the six months ended
                                                                                         June 30,
                                                                                --------------------------
                                                                                   2002           2001
                                                                                 --------       ---------

Cash flows from operating activities:
   Net loss                                                                      $   (460)      $  (4,623)
   Adjustments to reconcile net loss to net cash
     (used in) provided by operating activities:
      Amortization of purchased intangibles                                            22              23
      Amortization of goodwill                                                                        293
      Depreciation                                                                    329             318
      Restructuring, impairment and other charges                                     494           4,772
      Inventory write-down                                                                            273
      Gain on repurchases of debt                                                     (68)
      Stock compensation charges                                                        2              27
      Equity in earnings of associated companies less than
        (in excess of) dividends received                                              28             (23)
      Minority interest, net of dividends paid                                        (12)              5
      Deferred tax benefit                                                           (107)           (122)
      Tax benefit on stock options                                                                     25
      Interest expense on convertible debentures                                       21              20
      Restructuring payments                                                         (116)             (5)
      Changes in certain working capital items                                       (201)           (306)
      Other, net                                                                      (80)             13
                                                                                 --------       ---------
Net cash (used in) provided by operating activities                                  (148)            690
                                                                                 --------       ---------

Cash flows from investing activities:
   Capital expenditures                                                              (213)         (1,155)
   Acquisitions of businesses, net of cash acquired                                                   (66)
   Net proceeds from sale or disposal of assets                                        36              27
   Net increase in long-term investments and other
     long-term assets                                                                  (9)            (90)
   Short-term investments - acquisitions                                             (847)           (232)
   Short-term investments - liquidations                                            1,648             250
   Other, net                                                                          (2)
                                                                                 --------       ---------
Net cash provided by (used in) investing activities                                   613          (1,266)
                                                                                 --------       ---------

Cash flows from financing activities:
   Net (repayments) borrowings of short-term debt                                    (474)            263
   Proceeds from issuance of long-term debt                                            11              68
   Repayments of long-term debt                                                      (155)            (93)
   Proceeds from issuance of common stock                                              33              19
   Redemption of common stock for income tax withholding                                              (19)
   Dividends paid                                                                                    (112)
                                                                                 --------       ---------
Net cash (used in) provided by financing activities                                  (585)            126
                                                                                 --------       ---------

Effect of exchange rates on cash                                                       23              (6)
                                                                                 --------       ---------
Cash used in continuing operations                                                    (97)           (456)
                                                                                 --------       ---------
Cash used in discontinued operations                                                                   (9)
                                                                                 --------       ---------
Net decrease in cash and cash equivalents                                             (97)           (465)
Cash and cash equivalents at beginning of year                                      1,037           1,079
                                                                                 --------       ---------

Cash and cash equivalents at end of period                                       $    940       $     614
                                                                                 ========       =========

The accompanying notes are an integral part of these statements.

                  CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 Quarter 2, 2002

1.   Operating Segments

Corning's reportable operating segments consist of Telecommunications, Advanced Materials and Information Display. Corning includes the earnings of equity affiliates that are closely associated with Corning's operating segments in segment net income. In the second quarter of 2002, Corning revised its definition of segment net income. Prior to the second quarter, Corning disclosed restructuring and impairment charges by segment but excluded this from quantitative segment results. These charges have been included in segment net income and historical periods have been conformed to this presentation. Information about the performance of Corning's three operating segments for the second quarter and six months of 2002 and 2001 is presented below. These amounts exclude revenues, expenses and equity earnings not specifically identifiable to segments.

Corning prepared the financial results for its three operating segments on a basis that is consistent with the manner in which Corning management internally disaggregates financial information to assist in making internal operating decisions. Corning has allocated some common expenses among segments differently than it would for stand alone financial information prepared in accordance with GAAP. Segment net income may not be consistent with measures used by other companies.

                                                                    Three months ended              Six months ended
                                                                         June 30,                       June 30,
                                                                  ----------------------         ----------------------
                                                                     2002         2001             2002          2001
                                                                  ---------     --------         ---------    ---------
Telecommunications
Net sales                                                         $     437     $  1,393         $     902    $   2,826
Research, development and engineering expenses                    $      86     $    134         $     172    $     256
Interest expense                                                  $      25     $     23         $      57    $      48
Segment (loss) earnings before
  equity (losses) earnings and restructuring, impairment
  and other charges                                               $    (139)    $     (7)        $    (277)   $     170
    Equity in (losses) earnings of associated companies                  (3)           8                (7)          11
                                                                  ---------     --------         ---------    ---------
Segment (loss) earnings before restructuring, impairment
  and other charges                                                    (142)           1              (284)         181
Restructuring, impairment and other charges, net of tax                (259)      (4,726)             (259)      (4,726)
                                                                  ---------     --------         ---------    ---------
Segment net loss                                                  $    (401)    $ (4,725)        $    (543)   $  (4,545)
                                                                  =========     ========         =========    =========

Advanced Materials
Net sales                                                         $     242     $    251         $     475    $     533
Research, development and engineering expenses                    $      32     $     28         $      63    $      56
Interest expense                                                  $       8     $      5         $      16    $      10
Segment earnings before equity earnings and
  restructuring charges                                           $       9     $     11         $      10    $      37
    Equity in earnings of associated companies                           12            7                20           13
                                                                  ---------     --------         ---------    ---------
Segment earnings before restructuring charges                            21           18                30           50
Restructuring charges, net of tax                                        (1)                            (1)
                                                                  ---------     --------         ---------    ---------
Segment net income                                                $      20     $     18         $      29    $      50
                                                                  =========     ========         =========    =========

Information Display
Net sales                                                         $     212     $    218         $     407    $     419
Research, development and engineering expenses                    $      14     $      9         $      25    $      19
Interest expense                                                  $       9     $      6         $      17    $      10
Segment earnings before minority interest and
  equity earnings                                                 $       8     $     25         $      11    $      46
    Minority interest in losses (earnings) of subsidiaries                5           (7)               11          (12)
    Equity in earnings of associated companies                           29           29                54           54
                                                                  ---------     --------         ---------    ---------
Segment net income                                                $      42     $     47         $      76    $      88
                                                                  =========     ========         =========    =========


                                                                    Three months ended              Six months ended
                                                                         June 30,                       June 30,
                                                                  ----------------------         ----------------------
                                                                     2002         2001             2002          2001
                                                                  ---------     --------         ---------    ---------
Total Segments
Net sales                                                         $     891     $  1,862         $   1,784    $   3,778
Research, development and engineering expenses                    $     132     $    171         $     260    $     331
Interest expense                                                  $      42     $     34         $      90    $      68
Segment (loss) earnings before minority interest
  equity earnings and restructuring, impairment and
  other charges                                                   $    (122)    $     29         $    (256)   $     253
    Minority interest in losses (earnings) of subsidiaries                5           (7)               11          (12)
    Equity in earnings of associated companies                           38           44                67           78
                                                                  ---------     --------         ---------    ---------
Segment (loss) earnings before restructuring, impairment
  and other charges                                                     (79)          66              (178)         319
Restructuring, impairment and other charges, net of tax                (260)      (4,726)             (260)      (4,726)
                                                                  ---------     --------         ---------    ---------
Segment net loss                                                  $    (339)    $ (4,660)        $    (438)   $  (4,407)
                                                                  =========     ========         =========    =========

A reconciliation of the totals reported for the operating segments to the applicable line items in the consolidated financial statements is as follows (in millions):

                                                                    Three months ended              Six months ended
                                                                         June 30,                       June 30,
                                                                  ----------------------         ----------------------
                                                                     2002         2001             2002          2001
                                                                  ---------     --------         ---------    ---------

Net sales
       Total segment net sales                                    $     891     $  1,862         $   1,784    $   3,778
       Non-segment net sales (a)                                          5            6                10           11
                                                                  ---------     --------         ---------    ---------

           Total net sales                                        $     896     $  1,868         $   1,794    $   3,789
                                                                  =========     ========         =========    =========


Net loss
       Total segment net loss (b)                                 $    (339)    $ (4,660)        $    (438)   $  (4,407)
           Unallocated items:
       Non-segment loss and other (a)                                    (1)          (2)               (2)          (3)
       Amortization of goodwill (c)                                                 (150)                          (293)
       Non-segment restructuring, impairment and
         other charges (d)                                             (127)                          (127)
       Interest income (e)                                               10           11                24           35
       Gain on repurchases of debt                                       68                             68
       Income tax (f)                                                    16           44                11           43
       Minority interest                                                  1                              1
       Equity in earnings of associated companies (a)                     2            2                 3            2
                                                                  ---------     --------         ---------    ---------

           Net loss                                               $    (370)    $ (4,755)        $    (460)   $  (4,623)
                                                                  =========     ========         =========    =========

(a)  Includes amounts derived from corporate investments and activities.
(b)  Includes royalty, interest and dividend income.
(c) Amortization of goodwill relates primarily to the Telecommunications segment.
(d) Amount includes pension and postretirement benefit curtailment charges of $30 million recorded in the second quarter of 2002. The balance of the charge relates to restructuring and impairment charges in the corporate research and administrative staff organizations.
(e)  Corporate interest income is not allocated to reportable segments.
(f)  Includes tax associated with unallocated items.

2.   Restructuring, Impairment and Other Charges

2002 Restructuring Actions
--------------------------

During the second quarter, Corning undertook actions to reduce its costs. The intent to do so was announced in April 2002. At that time, it was estimated that restructuring, fixed asset impairments, and impairments of investments could total approximately $600 million and would be recorded over the second and third quarters.

Actions approved and initiated in the second quarter include the following:

..    permanent  abandonment  of  certain  construction  projects  that  had been stopped  in  2001  in the  fiber  business  within  the  Telecommunications
     Segment,
..    closure   of   minor   manufacturing    facilities,    primarily   in   the
     Telecommunications Segment,
..    closure and consolidation of research facilities,
..    elimination  of 4,400  (includes  800 expected in Q3)  positions  worldwide through voluntary and involuntary programs, and
..    divestiture  of a portion of the  controls and  connectors  business in the
     Telecommunications Segment.

In addition, Corning impaired cost based investments in a number of private telecommunications companies.

Certain of the costs associated with these activities (estimated at approximately $120 million) will be recorded in the third quarter as all conditions for recognition had not been satisfied at June 30, 2002. These third quarter charges relate primarily to severance and fixed asset write-offs pertaining to facility closures outside the United States and early retirement programs.

These second quarter actions resulted in a net pre-tax charge totaling $494 million ($328 million after-tax) for the quarter ended June 30, 2002. The charge includes restructuring costs of $204 million offset by a $5 million reversal of the 2001 restructuring charge, $224 million for the impairment of plant and equipment offset by a $5 million reversal of the 2001 impairment charge, $60 million for the impairment of cost investments and a $16 million loss on divestiture. Approximately $174 million of the charge recorded in the second quarter is expected to be paid in cash. As of June 30, 2002, approximately 1,600 of the 4,400 employees had been separated under the 2002 plans. Corning expects the remaining employees to be separated by March 31, 2003. Certain obligations of the plans will be paid in 2002 and beyond.

3.   Gain on Repurchases of Debt

During the second quarter of 2002, Corning purchased and retired a portion of its zero coupon convertible debentures with an accreted value of $220 million for cash of $148 million in a series of open market repurchases. Corning recorded a gain of $68 million on these transactions, net of the write-off of the unamortized issuance costs.

4.   Income Taxes

Corning's effective income tax benefit rate for the three and six month periods ended June 30, 2002, was 30.7% and 29.5%, respectively. The tax benefit rate in the second quarter of 2002 was impacted by specific tax benefit calculations for restructuring, impairment and other charges and the gain on repurchases of debt. The effective benefit rate without consideration of these items was 25% in both 2002 periods. The effective tax benefit rate in the quarter and year to date is lower than the U.S. statutory income tax rate of 35% due to the impact of unusable tax credits and nondeductible expenses and losses.

Federal tax legislation passed early in 2002 extended the net operating loss carryback period from two to five years. Corning anticipates incurring a federal tax net operating loss for 2002 and this change in the tax legislation will allow Corning to carryback the net operating loss to open tax years and claim a tax refund. Current assets at June 30, 2002, include a receivable of $135 million as a result of Corning availing itself of this opportunity.

The effective tax (benefit) rate for the three and six months ended June 30, 2001, was 1.6% and (0.7)%. These tax rates are much lower than the U.S. statutory income tax rate primarily due to non-tax deductible impairment and amortization of acquired intangibles and goodwill.

5.   Supplementary Statement of Cash Flows Data

Supplemental disclosure of cash flow information is as follows (in millions):

                                                          For the six months
                                                            ended June 30,
                                                         2002            2001
                                                       ---------      ---------

Changes in certain working capital items:
     Trade accounts receivable                         $      10      $      10
     Inventories                                              27           (231)
     Other current assets                                    (56)           124
     Accounts payable and other current liabilities,
        net of restructuring payments                       (182)          (209)
                                                       ---------      ---------
     Total                                             $    (201)     $    (306)
                                                       =========      =========

6.   Reclassifications

Certain   amounts  in  2001  have  been   reclassified   to  conform  with  2002
classifications.


                                                        CORNING INCORPORATED
                                                    QUARTERLY SALES INFORMATION
                                                           (In millions)


                                                                                  2002
                                                     --------------------------------------------------------------
                                                         Q1           Q2           Q3           Q4          Total
                                                     ---------    ---------     --------     --------     ---------

Telecommunications
   Fiber and cable                                   $    255     $    212      $            $            $    467
   Hardware and equipment                                 135          153                                     288
   Photonic technologies (a)                               36           39                                      75
   Controls and connectors                                 39           33                                      72
                                                     --------     --------      -------      -------      --------
     Segment net sales                               $    465     $    437      $            $            $    902
                                                     ========     ========      =======      =======      ========


Advanced Materials
   Environmental                                     $     94     $    102      $            $            $    196
   Life sciences                                           70           74                                     144
   Other advanced materials                                69           66                                     135
                                                     --------     --------      -------      -------      --------
     Segment net sales                               $    233     $    242      $            $            $    475
                                                     ========     ========      =======      =======      ========


Information Display
   Display technologies                              $     93     $    102      $            $            $    195
   Conventional video components                           43           41                                      84
   Precision lens                                          59           69                                     128
                                                     --------     --------      -------      -------      --------
     Segment net sales                               $    195     $    212      $            $            $    407
                                                     ========     ========      =======      =======      ========


                                                                                  2001
                                                     --------------------------------------------------------------
                                                         Q1           Q2           Q3           Q4          Total
                                                     ---------    ---------     --------     --------     ---------

Telecommunications
   Fiber and cable                                   $    875     $    939      $   779      $   296      $  2,889
   Hardware and equipment                                 248          231          187          151           817
   Photonic technologies                                  250          168           76           53           547
   Controls and connectors                                 60           55           47           43           205
                                                     --------     --------      -------      -------      --------
     Segment net sales                               $  1,433     $  1,393      $ 1,089      $   543      $  4,458
                                                     ========     ========      =======      =======      ========


Advanced Materials
   Environmental                                     $    108     $     96      $    90      $    85      $    379
   Life sciences                                           70           69           65           63           267
   Other advanced materials                               104           86           79           78           347
                                                     --------     --------      -------      -------      --------
     Segment net sales                               $    282     $    251      $   234      $   226      $    993
                                                     ========     ========      =======      =======      ========


Information Display
   Display technologies                              $     62     $     87      $    79      $    95      $    323
   Conventional video components                           86           73           47           46           252
   Precision lens                                          53           58           57           57           225
                                                     --------     --------      -------      -------      --------
     Segment net sales                               $    201     $    218      $   183      $   198      $    800
                                                     ========     ========      =======      =======      ========

(a)  Optical  network   devices   business  has  been  combined  with  photonics
     technologies for all periods presented.


                                           CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                                 CONSOLIDATED STATEMENTS OF INCOME
                                         (Unaudited; in millions, except per share amounts)
                                                         Q2 '02 vs. Q1 `02



                                                                             For the three months ended
                                                                              June 30,         March 31,
                                                                                2002             2002
                                                                             ---------         ---------

Net sales                                                                    $     896         $     898
Cost of sales                                                                      682               694
                                                                             ---------         ---------

Gross margin                                                                       214               204

Operating expenses:
   Selling, general and administrative expenses                                    190               190
   Research, development and engineering expenses                                  132               128
   Amortization of purchased intangibles                                            11                11
   Restructuring, impairment and other charges                                     494
                                                                             ---------         ---------

Operating loss                                                                    (613)             (125)

Interest income                                                                     10                14
Interest expense                                                                   (44)              (48)
Gain on repurchases of debt                                                         68
Other expense, net                                                                                    (9)
                                                                             ---------         ---------

Loss before income taxes                                                          (579)             (168)
Benefit for income taxes                                                          (178)              (42)
                                                                             ---------         ---------

Loss before minority interest and equity earnings                                 (401)             (126)
Minority interest in losses of subsidiaries                                          6                 6
Equity in earnings of associated companies                                          25                30
                                                                             ---------         ---------

Net loss                                                                     $    (370)        $     (90)
                                                                             =========         =========

Basic and diluted loss per share                                             $   (0.39)        $   (0.10)
                                                                             =========         =========

Shares used in computing per share amounts for
  basic and diluted loss per share                                                 948               945
                                                                             =========         =========


                                           CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                                               CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                      (Unaudited; in millions)
                                                         Q2 '02 vs. Q1 `02

                                                                                For the three months ended
                                                                                 June 30,       March 31,
                                                                                   2002           2002
                                                                                 --------       ---------

Cash flows from operating activities:
   Net loss                                                                      $  (370)       $    (90)
   Adjustments to reconcile net loss to net cash
     provided by (used in) operating activities:
      Amortization of purchased intangibles                                           11              11
      Depreciation                                                                   166             163
      Restructuring, impairment and other charges                                    494
      Stock compensation charges                                                       1               1
      Gain on repurchases of debt                                                    (68)
      Equity in earnings of associated companies less than
        dividends received                                                             5              23
      Minority interest, net of dividends paid                                        (6)             (6)
      Deferred tax benefit                                                           (37)            (70)
      Interest expense on convertible debentures                                      11              10
      Restructuring payments                                                         (58)            (58)
      Changes in certain working capital items                                       (56)           (145)
      Other, net                                                                     (70)            (10)
                                                                                 -------        --------
Net cash provided by (used in) operating activities                                   23            (171)
                                                                                 -------        --------

Cash flows from investing activities:
   Capital expenditures                                                             (111)           (102)
   Net proceeds from sale or disposal of assets                                       31               5
   Net (increase) decrease in long-term investments and other
     long-term assets                                                                (10)              1
   Short-term investments - acquisitions                                            (244)           (603)
   Short-term investments - liquidations                                             729             919
   Other, net                                                                         (1)             (1)
                                                                                 -------        --------
Net cash provided by investing activities                                            394             219
                                                                                 -------        --------

Cash flows from financing activities:
   Net repayments of short-term debt                                                (331)           (143)
   Proceeds from issuance of long-term debt                                                           11
   Repayments of long-term debt                                                     (151)             (4)
   Proceeds from issuance of common stock                                             18              15
                                                                                 -------        --------
Net cash used in financing activities                                               (464)           (121)
                                                                                 -------        --------

Effect of exchange rates on cash                                                      29              (6)
                                                                                 -------        --------
Net decrease in cash and cash equivalents                                            (18)            (79)
Cash and cash equivalents at beginning of period                                     958           1,037
                                                                                 -------        --------

Cash and cash equivalents at end of period                                       $   940        $    958
                                                                                 =======        ========


                                                        CORNING INCORPORATED
                                               Schedule conforming historical segment
                                                  results to current presentation
                                                      For the quarters of 2001


                                                                 For the quarter ended,
                                                 ----------------------------------------------------       Total
                                                  March 31        June 30      Sept. 30      Dec. 31        2001
                                                  --------        -------      --------      -------      ----------
Telecommunications Segment
Segment earnings (loss) before
  restructuring and impairment                     $   180      $       1       $   18       $ (280)      $     (81)
Restructuring and impairment, net of tax                           (4,726)        (222)        (174)         (5,122)
                                                   -------      ---------       ------       ------       ---------
Segment net income (loss)                          $   180      $  (4,725)      $ (204)      $ (454)      $  (5,203)
                                                   -------      ---------       ------       ------       ---------


Advanced Materials Segment
Segment earnings (loss) before
  restructuring and impairment                     $    32      $      18       $    8       $  (12)      $      46
Restructuring and impairment, net of tax                                                        (59)            (59)
                                                   -------      ---------       ------       ------       ---------
Segment net income (loss)                          $    32      $      18       $    8       $  (71)      $     (13)
                                                   -------      ---------       ------       ------       ---------


Information Display Segment
Segment earnings before
  restructuring and impairment                     $    41      $      47       $   39       $   22       $     149
Restructuring and impairment, net of tax                                                        (10)            (10)
                                                   -------      ---------       ------       ------       ---------
Segment net income                                 $    41      $      47       $   39       $   12       $     139
                                                   -------      ---------       ------       ------       ---------


Total Segments
Segment earnings (loss) before
  restructuring and impairment                     $   253      $      66       $   65       $ (270)      $     114
Restructuring and impairment, net of tax                           (4,726)        (222)        (243)         (5,191)
                                                   -------      ---------       ------       ------       ---------
Segment net income (loss)                          $   253      $  (4,660)      $ (157)      $ (513)      $  (5,077)
                                                   -------      ---------       ------       ------       ---------


Reconciliation:
Total segment net income (loss)                    $   253      $  (4,660)      $ (157)      $ (513)      $  (5,077)
Non-segment loss                                        (1)            (2)          (1)          (1)             (5)
Amortization of goodwill                              (143)          (150)         (35)         (35)           (363)
Restructuring and impairment                                                                   (191)           (191)
Interest income                                         24             11           15           18              68
Income tax                                              (1)            44          (44)          67              66
Equity in earnings of associated companies                              2            2                            4
                                                   -------      ---------       ------       ------       ---------
Net income (loss)                                  $   132      $  (4,755)      $ (220)      $ (655)      $  (5,498)
                                                   =======      =========       ======       ======       =========